As filed with the Securities and Exchange Commission
                               on March 23, 1998
                             Registration No. 333-
          ============================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            AMERICAN SKIING COMPANY
               (Exact Name of Issuer as specified in its charter)

          Maine                                        04-3373730
     (State or other jurisdiction         (IRS Employer Identification No.)
     of incorporation or organization)

     Sunday River Access Road
     Bethel, Maine                                       04217
     (Address of Principal Executive Offices)          (Zip Code)

                   AMERICAN SKIING COMPANY STOCK OPTION PLAN
                            (Full title of the plan)

                             Christopher E. Howard
                           Senior Vice President and
                          Chief Administrative Officer
                            American Skiing Company
                            Sunday River Access Road
                              Bethel, Maine 04217
                    (Name and address of agent for service)

                                  207-824-8100
                    (Telephone number, including area code,
                              of agent for service)
          ============================================================
                        CALCULATION OF REGISTRATION FEE

                                  Proposed       Proposed
 Title of                         maximum        maximum
 Securities                       offering       aggregate
 to be           Amount to be     price          offering          Amount of
 registered      registered       per share      price         registration fee
 ----------      ------------     ---------      ---------     ----------------

Common Stock    5,688,699 shares  $16 1/4<F1>  $91,733,116<F1>  $27,061.26<F2>
par value $.01
per share

[FN]
     <F1> Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
     <F2> Pursuant to Rule 457 (c) and (h), the registration fee has been calculated based on the average of the high and low sales prices reported on March 17, 1998.


                              [PAGE]

     PART I.   INFORMATION REQUIRED IN THE SECTION 10(a)
               PROSPECTUS

     Item 1.  Plan Information.

               The documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule
     424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                EXPLANATORY NOTE

          Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus meeting the requirements of Part I of Form S-3 relating to reofferings by certain persons of shares of Common Stock of American Skiing Company to be acquired pursuant to the American Skiing Company Stock Option Plan.







                                       2[PAGE]


                                   PROSPECTUS

                            AMERICAN SKIING COMPANY

                        5,688,699 Shares Of Common Stock
                           (Par Value $.01 Per Share)

          This Prospectus may be used by certain persons (the "Selling Shareholders") who may be deemed to be affiliates of American Skiing Company, a Maine corporation (the "Company"), to sell shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), that have been or may be acquired by such persons pursuant to the American Skiing Company Stock Option Plan.

          The Common Stock is traded on the New York Stock Exchange under the symbol "SKI". It is anticipated that the Selling Shareholders will offer shares for sale at prevailing prices on the New York Stock Exchange on the date of sale. All proceeds from any sales of such shares of Common Stock will inure to the benefit of the Selling Shareholders. The Company will receive none of the proceeds from the sale of the shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Shareholders will acquire certain of the shares covered by this Prospectus, which funds, if any, will be used for working capital. All expenses of the registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the individual Selling Shareholders will be borne by such Selling Shareholders.

          No underwriting is being utilized in connection with this registration of Common Stock and, accordingly, the shares of Common Stock are being offered without underwriting discounts. The expenses of this registration will be paid by the Company. Normal brokerage commissions, discounts and fees will be payable by the Selling Shareholders. The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE
                             SECURITIES COMMISSION
          NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                                     TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

               THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                  AS AMENDED.

          Neither the delivery of this Prospectus, nor any sales made hereunder, shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof. No person has been authorized to give any information or to make any representations in connection with the offering other than those contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

          The Company's executive offices are located at Sunday River Access Road, Newry, Maine 04217 and its telephone number at that location is (207) 824-8100.

                 The date of this Prospectus is March 23, 1998


                                       [PAGE]


                               TABLE OF CONTENTS

                                                                      Page
     Available Information...........................................3
     Incorporation of Certain Documents by Reference.................3
     The Company.....................................................4
     Risk Factors....................................................4
     The Transactions...............................................17
     Use of Proceeds................................................19
     Selling Stockholders...........................................19
     Plan of Distribution...........................................21
     Legal Matters..................................................22
     Experts........................................................22
     Certain Forward-Looking Statements.............................22






                                       2[PAGE]

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed. The Commission maintains a Web site that contains reports, proxy statements and other information electronically filed by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

          This Prospectus contains information concerning the Company and its Stock Option Plan, but does not contain all the information set forth in the Registration Statement which the Company has filed with the Commission under the Securities Act of 1933 ("Securities Act"). Statements made in this Prospectus concerning the contents of the Stock Option Plan and other information included in the Registration Statement are not necessarily complete, and such statements are qualified in their entirety by reference to the applicable document filed with the Commission. The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Registration Statement on Form S-1 dated November 5, 1997; (2) the Company's Registration Statement on Form S-1 dated February 10, 1998; and (3) the Company's Quarterly Report on Form 10-Q for the quarters ended October 26, 1997, and January 25, 1998.

          All documents subsequently filed by the Company pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently

                                3[PAGE]

     filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents and (ii) a copy of any other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, including the Company's most recent annual report to stockholders (if any), proxy statement (if any) and any other communications distributed to its stockholders generally. Requests for such copies and requests for additional information about the Stock Option Plan and its administrators should be directed to Director of Investor Relations, American Skiing Company, P.O. Box 450, Bethel, Maine 04217. The Company's telephone number at that location is (207) 824-8100.

                                  THE COMPANY

     The Company is the largest operator of alpine resorts in the United States. The Company owns and operates nine ski resorts, including two of the five largest resorts in the United States based on 1996-97 skier visits, with at least one resort in each major skiing market. These nine resorts generated approximately 4.9 million skier visits during the 1996-97 ski season, representing approximately 9.4% of total skier visits in the United States for that period. In addition to operating alpine resorts, the Company develops mountainside real estate which complements its on-mountain operations. The mailing address of the Company and the address of its principal executive offices is Sunday River Access Road, Bethel, Maine 04217; telephone number (207) 824-8100.

                                  RISK FACTORS

          In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before deciding to purchase any of the Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements and the Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Unless the context otherwise requires all references herein to the "Company" shall mean (a) American Skiing Company and its subsidiaries, excluding the Heavenly and Steamboat Resorts (the "Acquired Resorts"), when used with respect to historical information contained herein or (b) American Skiing Company and its subsidiaries, including the Acquired Resorts, when used with respect to information

                                4[PAGE]


     about events that have occurred or will occur after the Acquisition or when giving pro forma effect thereto. All references herein to (a) the Company's "fiscal" year shall mean the 52-or-53-week period ended or ending on the last Sunday in July, (b) the Acquired Resorts' fiscal year shall mean the Acquired Resorts' fiscal year ended on May 31, (c) "ski season" shall mean the period from the opening of the first of the Company's mountains for skiing through the closing of the Company's last mountain for skiing, typically mid-November to late May, (d) "skier visits" shall mean one guest accessing a ski mountain on any one day and (e) real estate residential "units" shall mean residential real estate ownership interests, including individual interval interests.

     Substantial Leverage and Financial Risks

          General. As a result of the Transactions ( as defined below), the Company is highly leveraged. At October 26, 1997, after giving pro forma effect to the Transactions, the Company's total long-term debt, including current maturities, and shareholders' equity would have been approximately $325 million and $241 million, respectively, and the Company would have had up to $64.0 million available for borrowings under the New Credit Facility. In addition, at October 26, 1997, after giving pro forma effect to the Transactions, total indebtedness would have represented 57% of total capital and the ratio of Resort EBITDA (resort revenues less cost of resort operations and marketing, general and administrative expense) to interest expense would have been negative 1.8 for the fiscal quarter ended October 26, 1997. The Company has incurred additional indebtedness in the first two quarters of fiscal 1998 to fund capital improvements, real estate development and operations. See "-Seasonality; Fluctuations in Operating Results; Dependence on Weather Conditions".

          Impact on Financial Condition. The high level of debt of the Company and its subsidiaries will have several important effects on the Company's future operations, including: (a) the Company will have significant cash requirements to service its debt (including approximately $10.6 million of scheduled principal repayments over the next two fiscal years), reducing funds available for operations, capital expenditures and acquisitions, thereby increasing the Company's vulnerability to adverse general economic and industry conditions; and (b) the financial covenants and other restrictions contained in the New Credit Facility (as defined), the Indenture (the "12% Note Indenture"), dated as of June 28, 1996, among ASC East, certain of its subsidiaries and United States Trust Company of New York, as Trustee, relating to ASC East's 12% Senior Subordinated Notes due 2006 (the "12% Notes"), and other agreements relating to the Company's indebtedness will require the Company to meet certain financial tests and will restrict its and its subsidiaries' ability to borrow additional funds and to dispose of assets. The Company does not plan to establish any debt service reserves for the payment of principal or interest on any of its indebtedness. Substantially all of

                                        5[PAGE]

     the Company's assets, other than the Grand Summit Hotel properties, are pledged to secure borrowings under the New Credit Facility. The Company has granted a mortgage to the construction lender on each Grand Summit Hotel property to secure the construction financing of such properties.

          Capital Expenditure Deferral. Although management believes that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, such activities may not be deferred for extended periods without adverse effects on skier visits, revenues and profitability.

          Growth Limitations. The Company's continued growth depends, in part, on its ability to maintain and expand its facilities and to engage in successful real estate development and, therefore, to the extent it is unable to do so with internally generated cash, its inability to finance capital expenditures or real estate development through borrowed funds or additional equity investments could have a material adverse effect on the Company's future operations and revenues.

     Capital Requirements

          The development of ski resorts is capital intensive. The Company spent approximately $12.6 million, $28.4 million and $52.3 million in fiscal 1995, 1996 and 1997, respectively, on resort capital expenditures and real estate development. In fiscal 1995, 1996 and 1997, the Acquired Resorts spent an aggregate of approximately $6.9 million, $5.9 million and $5.4 million, respectively, on resort capital expenditures. In fiscal 1998 and fiscal 1999, the Company plans to spend approximately $65 million and $60 million, respectively, to enhance its resort operations and approximately $100 million and $115 million, respectively, to develop its real estate holdings. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned or required capital expenditures. A lack of available funds for such capital expenditures could have a material adverse effect on the Company's ability to implement its operating strategy. The Company intends to finance resort capital improvements through internally generated funds and borrowings under its New Credit Facility and to finance real estate development through project-specific construction financing. See "-Substantial Leverage and Financial Risks."

     Risks Associated with Rapid Growth

          Since 1994, the Company has experienced rapid and substantial growth. The Company's rapid and substantial growth has placed, and could continue to place, a significant strain on its management, employees and operations. The Company's growth has increased the operating complexity of the Company and the level of responsibility for new and existing management. For example, members of the Company's senior management team have limited experience managing publicly

                                        6[PAGE]

     traded companies. The Company's ability to compete effectively and to manage its recent and future growth effectively will depend on its ability to implement and improve financial and management information systems on a timely basis and to effect changes in its business, such as implementing internal controls to handle the increased size of its operations and hiring, training, developing and managing an increasing number of experienced management-level and other employees. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, or the Company's inability to respond effectively to recent growth or plan for future expansion, could have a material adverse effect on the Company.

     Growth Through Acquisitions; Integration of Acquired Resorts; Ability to Finance Acquisitions

          The Company continually evaluates potential acquisition opportunities. The Company will need to finance any future acquisitions through a combination of internally generated funds, additional bank borrowings from existing and new credit facilities and public offerings or private placements of equity (which may cause dilution to existing holders of capital stock of the Company) and/or debt securities, the combination of which will depend on several factors, including the size of the acquired resort and the Company's capital structure at the time of an acquisition. There can be no assurance, however, that attractive acquisition candidates will be identified, that the Company will be able to make acquisitions on terms favorable to it, that necessary financing will be available on suitable terms, if at all, or that such acquisitions will be permitted under applicable antitrust laws. The Company's ability to make such acquisitions is limited under applicable antitrust laws, and it is effectively prohibited from acquiring additional resorts in New England. See "-Substantial Leverage and Financial Risks."

          The Company faces risks in connection with the integration of
     acquired resorts.   Significant management resources and time will be
     required to integrate any acquired resorts and unanticipated problems or liabilities with respect to such new resorts may further divert management's attention from the Company as a whole, which could have a material adverse effect on the Company's operations and financial performance. There can be no assurance that the Company will be able to realize any additional skier visits, revenues or cost savings in connection with integrating acquired resorts.

     Required Development at The Canyons; Historical Losses of Wolf

          The Canyons is a largely undeveloped asset that requires substantial development of on-mountain facilities, real estate and related infrastructure. The Company has adopted a five-year business plan for development of the resort; however, accomplishing its plan is contingent upon obtaining necessary permits and approvals, obtaining required financing for planned improvements and generating markets for the resort that will produce significant increases in skier visits. An

                                        7[PAGE]

     estimated $60 million (approximately $16.3 million of which was spent by December 31, 1997) for on-mountain capital improvements and an estimated $150 million for real estate development will be required to fulfill the Company's five-year business plan at The Canyons. There can be no assurance that capital will be available to fund these capital improvements or real estate development.

          Wolf Mountain ski area ("Wolf"), which makes up a portion of The Canyons, historically experienced net operating losses, estimated by the Company to be approximately $2 million in each of fiscal 1997 and fiscal 1996. The assets acquired from Wolf in connection with the planned development of The Canyons consisted substantially of rights to use or acquire undeveloped real estate and limited operating assets. The majority of the limited operating assets acquired from Wolf have been, or will be, disassembled or demolished. Substantial new development is required to build the property into the planned resort facility. The Company believes that the configuration, operation and estimated historical financial results of Wolf are not material to an understanding of future financial operations of the planned resort at The Canyons, or of the Company on a consolidated basis. The Company's business plan assumes that it can significantly increase skier visits and generate positive Resort EBITDA and net income at The Canyons. There can be no assurance, however, that The Canyons will generate additional skier visits, positive Resort EBITDA or net income for the Company.

     Real Estate Development

          The Company intends to construct, operate and sell interval ownership and condominium units and other real estate at its ski resorts. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the ability of the Company to successfully market its resorts, the national and regional economic climate, local real estate conditions (such as an oversupply of space or a reduction in demand for real estate), costs to satisfy environmental compliance and remediation requirements associated with new development/renovation and ongoing operations, the attractiveness of the properties to prospective purchasers and tenants, competition from other available property or space, the ability of the Company to obtain adequate insurance, the ability of the Company to obtain all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses and, in certain circumstances, acquiring additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained. The Company does not have the financing available to complete all of its planned real estate development. In addition, such efforts entail risks associated

                                        8[PAGE]

     with development and construction activities, including cost overruns, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, and natural disasters, any of which could delay construction and result in a substantial increase in cost to the Company. Moreover, the Company's construction activities typically are performed by third-party contractors, the timing, quality and completion of which cannot be controlled by the Company. Nevertheless, claims may be asserted against the Company for construction defects and such claims may give rise to liability. There can also be no assurance that the Company will achieve any additional revenues from such projects. See "- Substantial Leverage and Financial Risks."

     Concentration in Interval Ownership Industry

          Because a material portion of the Company's real estate development business is conducted within the interval ownership industry, any adverse changes affecting the interval ownership industry such as an oversupply of interval ownership units, a reduction in demand for interval ownership units, changes in travel and vacation patterns, changes in governmental regulations relating to the interval ownership industry and increases in construction costs or taxes could have a material adverse effect on the Company's operations. The Company enters into sales contracts for its quartershare interval ownership units prior to completion of construction. Although such contracts require a 5% deposit, there can be no assurance that any or all purchasers will consummate the purchase of units under contract and the failure by a large number of purchasers to complete such purchases could have a material adverse effect on the Company's operations.

     Regulation of Marketing and Sales of Quartershares; Other Laws

          The Company's marketing and sales of Grand Summit Hotel quartershares and other operations are subject to extensive regulation by the federal government and the states in which the resorts are located and in which Grand Summit Hotel intervals are marketed and sold. On a federal level, the Federal Trade Commission Act prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Practices Act and the Fair Housing Act. In addition, many states have adopted specific laws and regulations regarding the sale of interval ownership programs. For example, certain state laws grant the purchaser the right to cancel a contract of purchase within a specified period following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by the Company. No assurance can be given that the cost of qualifying under interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant. The Company believes that it is in compliance

                                        9[PAGE]

     with all material federal, state and local laws and regulations. The failure to comply with such laws or regulations could have a material adverse effect on the Company.

     Potential Regulation of Quartershares as Securities

          There can be no assurance that the Company's quartershare interval ownership units will not be considered "securities" under federal law or the state law in the states where the Company desires to or does conduct sales or in which its properties are located. If such interests were considered securities, the Company would be required to comply with applicable state and federal securities laws, including laws pertaining to registration or qualification of securities, licensing of salespeople and other matters. There can be no assurance that the Company will be able to comply with the applicable state and federal securities requirements, and if the Company's quartershare interval interests are deemed to be securities, such a determination may create liabilities or contingencies that could have an adverse effect on the Company's operations, including possible rescission rights relating to the units which have been sold, which, if exercised, could result in losses to the Company.

     Growth Through Resort Expansion

          A key element of the Company's strategy is to attract additional skiers through investment in on-mountain capital improvements. Such investments are capital intensive and, to the extent that the Company is unable to finance such capital expenditures from internally generated cash or otherwise, the Company's results of operations would be adversely affected. In addition, there can be no assurance that the Company's investment in on-mountain capital improvements will attract additional skiers and/or generate additional revenues. See "- Substantial Leverage and Financial Risks," and "-Capital Requirements."

     Dependence on Highly Leveraged and Restricted Subsidiaries

          The Company is a holding company and its ability to pay principal and interest on the New Credit Facility and its other debt is dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on intercompany borrowings from its subsidiaries. The Company does not have, and may not in the future have, any assets other than the common stock of ASC East and its other direct and indirect subsidiaries, including subsidiaries acquired in connection with the Acquisition. ASC East and its subsidiaries are parties to the 12% Note Indenture, which imposes substantial restrictions on ASC East's ability to pay dividends and other distributions to the Company until the earlier of the maturity of the 12% Notes in 2006 or the redemption thereof pursuant to the terms of the 12% Note Indenture. In addition, Grand Summit Resort Properties, Inc., a subsidiary of ASC East, is restricted in its ability to pay dividends and other distributions to ASC East under the terms of the

                                        10[PAGE]

     construction financing facility for its Grand Summit Hotel projects. The Company's other subsidiaries may become restricted in their ability to pay dividends and other distributions to the Company in the future. In addition, the breach of any of the conditions or provisions under the documents governing the indebtedness of the Company's subsidiaries could result in a default thereunder and, in the event of any such default, the holders of such indebtedness could elect to accelerate the maturity thereof. If the maturity of any such indebtedness were to be accelerated, such indebtedness would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to the Company. There can be no assurance that the assets of ASC East or any of the Company's other subsidiaries would be sufficient to repay all of its outstanding debt or that the assets of the Company would be sufficient to repay all of its outstanding debt. In addition, state law further restricts the payment of dividends or other distributions to the Company by its subsidiaries.

     Seasonality; Fluctuations in Operating Results; Dependence on Weather
          Conditions

          Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its resort revenues and over 100% of Resort EBITDA and net income during the period from November through April and a significant portion of resort revenues (and approximately 23% of annual skier visits) was generated during the Christmas and Presidents' Day vacation weeks. In addition, the Company's resorts typically experience operating losses and negative cash flows for the period from May to October. During the six-month period from May to October 1997, for example, the Company had operating losses aggregating $36.4 million and negative cash flow from operations aggregating $73.4 million. The $73.4 million of negative cash flow from operations for such six month period included $34.8 million expended in the development of real estate for resale. The Acquired Resorts have historically experienced similar seasonality. There can be no assurance that the Company will be able to finance its capital requirements from external sources during this period. See "- Substantial Leverage and Financial Risks," and "-Capital Requirements."

          The high degree of seasonality of revenues increases the impact of adverse events on operating results including, without limitation, adverse weather conditions, access route closures, equipment failures, and other developments of even moderate or limited duration occurring during its peak revenue periods. Adverse weather conditions may lead to increased power and other operating costs associated with snowmaking and could render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. It has been the Company's experience that unfavorable weather conditions in more highly populated areas, regardless of actual skiing conditions, can result in decreased skier visits. Prolonged adverse weather conditions, or the

                                  11[PAGE]

     occurrence of such conditions during key periods of the ski season, can adversely affect operating results.

     Purchase Price Allocation for the Acquisition

          Under the purchase accounting method, the total purchase price for the Acquisition will be allocated to the assets and liabilities of the Acquired Resorts on the basis of their relative fair values and pursuant to certain appraisals of such assets and liabilities which the Company expects to complete prior to the end of fiscal 1998. The Company's preliminary allocation of the Acquisition purchase price resulted in an excess of purchase price over the fair value of the net tangible assets acquired, which was allocated to various identifiable intangible assets and goodwill. The Company believes that its final allocation (and related amortization periods) will not differ materially from its preliminary allocation. No assurance can be given, however, that the actual allocation of the Acquisition purchase price and the resulting effect on operating income will not differ materially from the Company's preliminary allocation.

     Competition

          The skiing industry is highly competitive and capital intensive. The Company's competitors include other major ski resorts throughout the United States, Canada and Europe. The Company's competitors also include other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. The competitive position of the Company's resorts is dependent upon numerous factors, such as proximity to population centers, availability and cost of transportation to and within a resort, natural snowfall, snowmaking quality and coverage, resort size, attractiveness of terrain, lift ticket prices, prevailing weather conditions, appeal of related services, quality and availability of lodging facilities, duration of the ski season and resort reputation. In addition, some of the Company's competitors have greater financial resources than the Company which could adversely affect the Company's competitive position and relative ability to withstand adverse developments. There can be no assurance that its competitors will not be successful in capturing a portion of the Company's present or potential customer base.

     Regional and National Economic Conditions

          The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. In particular, a significant portion of the Company's current skier visits are generated from customers that reside in the New England states which experienced a significant economic downturn beginning in 1988. Although data indicate that the New England economy has recovered significantly, there can be no assurance that improvement will continue or that stagnation or declines in skier visits or revenues will not occur. Skiing and

                                12[PAGE]

     vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional economies where the Company is operating, or deterioration in national economic conditions, could adversely impact skier visits, real estate sales and revenues. Accordingly, the Company's financial condition, particularly in light of its highly leveraged condition, could be adversely affected by a worsening in the regional or national economy. See "-Substantial Leverage and Financial Risks."

     Environmental and Land Use Matters

          The Company is subject to a wide variety of federal, state and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations (including those related to the use, storage, discharge, emission and disposal of hazardous materials and hazardous and nonhazardous wastes). Failure to comply with such laws could result in the need for capital expenditures and/or the imposition of severe penalties or restrictions on operations that could adversely affect present and future resort operations and real estate development. In addition, such laws and regulations could change in a manner that materially and adversely affects the Company's ability to conduct its business or to implement desired expansions and improvements to its facilities.

     Leased Property and Forest Service Permits

          Significant portions of the land underlying certain of the Company's ski resorts are leased or subleased by the Company or used pursuant to renewable permits or licenses. If any such lease, sublease, permit or license were to be terminated or not renewed upon expiration, or renewed on terms materially less favorable to the Company, the Company's ability to possess and use the land subject thereto and any improvements thereon would be materially adversely affected. A substantial portion of the land constituting skiable terrain at Attitash Bear Peak, Sugarbush, Mount Snow/Haystack, Steamboat and Heavenly is located on federal land that is used under the terms of the permits with the United States Forest Service (the "Forest Service"). Generally, under the terms of such permits, the Forest Service has the right to review and comment on the location, design and construction of improvements in the permit area and on many operational matters. The permits can also be terminated or modified by the Forest Service to serve the public interest. A termination or modification of any of the Company's permits could have a material adverse effect on the results of operations of the Company. The Company believes termination or modification of the Forest Service permits is not likely.

     Adequacy of Water Supply

          The Company's current operations and anticipated growth are heavily dependent upon its ability, under applicable federal, state

                                13[PAGE]

     and local laws, regulations, permits, and/or licenses or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise to conduct its operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect, or that important permits, licenses or agreements will be renewed, not canceled, or, if renewed, renewed on terms no less favorable to the Company. The failure of the Company to have access to adequate water supplies to support its current operations and anticipated expansion would have a material adverse effect on the Company.

     Potential Anti-Takeover Provisions

          The Company's Articles of Incorporation contain, among other things, provisions authorizing the issuance of "blank check" preferred stock, 101/2% Convertible Preferred Stock, including rights to elect two directors upon the occurrence of certain events, and two classes of common stock. The Company is also subject to the provisions of
     Section 611-A of the Maine Business Corporation Act (the "MBCA"). These provisions could delay, deter or prevent a merger, consolidation, tender offer or other business combination or change of control involving the Company that some or a majority of the Company's shareholders might consider to be in their best interests or that might otherwise result in such shareholders receiving a premium over the market price for the Common Stock.

     Control of the Company by Principal Shareholder

          The Company's common stock is divided into two classes. Leslie B. Otten, the Company's principal shareholder, owns 100% of the Class A Common Stock, and, therefore, has the power to elect two-thirds of the Board of Directors of the Company, which allows for the maintenance of control of the Company by Mr. Otten with respect to all matters requiring approval of the Board of Directors. In addition, Mr. Otten owns shares of Common Stock and Class A Common Stock representing a majority of all outstanding shares of Common Stock and Class A Common Stock and, accordingly, is expected to be able to determine the outcome of all matters submitted to a vote of the shareholders of the Company, except for matters requiring (i) the vote of a higher percentage of the voting power than that held by Mr. Otten or (ii) the vote of the shareholders voting as a separate class under state law or the Company's Articles of Incorporation and Bylaws.

     Dependence on Key Personnel

          The Company's success depends to a significant extent upon the performance and continued service of Mr. Otten, as well as several other key management and operational personnel. The loss of the services of Mr. Otten or of such other personnel could have a material adverse effect on the business and operations of the Company. Other than Warren C. Cook and Christopher E. Howard, Mr. Otten and the other key members of management are not subject to employment agreements

                                        14[PAGE]

     with the Company or any of its subsidiaries. The Company maintains key person life insurance on Mr. Otten in the amount of $14.0 million, the proceeds of which have been assigned to the lenders under the New Credit Facility.

     Stock Options-Compensation Charge

          In the first quarter of fiscal 1998, the Company granted to certain executive officers and other employees options to purchase 672,010 shares of Common Stock at an exercise price of $2.00 per share (of which options to purchase 543,626 shares of Common Stock were fully vested). The Company also agreed to pay certain tax liabilities which the recipients of the options expect to incur upon exercise of the options. Because the $2.00 per share exercise price was below the fair market value of a share of Common Stock on the date of grant, the Company recognized a one-time compensation charge of approximately $14.3 million in the first quarter of 1998. Such charge is a one-time charge and has been reflected in the Company's operating results for the first quarter of 1998 and will be reflected in its operating results for the 1998 fiscal year. As a result of the charge, the Company's net loss or net income for such periods, if any, will be increased or decreased, as the case may be, by the full amount of such charge.

     Shares Eligible for Future Sale

          After giving effect to the Transactions, the Company had outstanding 15,505,022 shares of Common Stock (assuming (i) stock options to purchase 2,695,107 shares are not exercised, (ii) no conversion of the 10 1/2% Convertible Preferred Stock, which is convertible into 2,184,619 shares of Common Stock as of January 23, 1998, and (iii) no shares of Class A Common Stock are converted into shares of Common Stock and 14,760,530 shares of Class A Common Stock. All of the 14,750,000 outstanding shares of Common Stock sold in the Offering are freely tradeable under the Securities Act except for any shares purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of the Lock-up Agreement and other lock-up agreements and exercise of all options granted under the Stock Option Plan, 4,950,533 shares of Common Stock and 14,760,530 shares of Class A Common Stock will become eligible for sale, subject to compliance with Rule 144 of the Securities Act. Pursuant to the Lock-up Agreement and other lock-up agreements, the Company, certain shareholders and the executive officers and directors of the Company have agreed with the Underwriters, until May 12, 1998 (or February 10, 1998 with respect to shares purchased by Mr. Otten in the Concurrent Offering), not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or grant any option, right or warrant to purchase or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of the Common Stock, or

                                15[PAGE]

     cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of DLJ, subject to certain exceptions, including pursuant to a foreclosure by a lender on a loan to Mr. Otten for which shares of Class A Common Stock and/or Common Stock were pledged as collateral. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise additional capital through an offering of its equity securities.

     No Prior Public Market; Possible Volatility of Stock Price

          Prior to the Offering, there was no public market for the Common Stock. Although the Common Stock is listed on the New York Stock Exchange, there can be no assurance that an active public market for the Common Stock will continue after the Offering. Prices for the Common Stock will be determined in the marketplace and may be influenced by many factors, including variations in the financial results of the Company, changes in earnings estimates by industry research analysts, investors' perceptions of the Company and general economic, industry and market conditions. The Company believes that there are relatively few comparable companies that have publicly-traded equity securities which may also impact the trading price of the Common Stock. In addition, the stock market has from time to time experienced extreme price and volume volatility and such volatility may adversely affect the market price of the Common Stock. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, and there can be no assurance that the market price of the Common Stock will not decline below the initial Public Offering price, or market prices for the Common Stock since the Offering. The Company does not intend to list the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures on any national securities exchange or to seek admission thereof for trading on any automated dealer quotation system. There can be no assurance as to the development of any trading market or the liquidity of any trading market that may develop for the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures. If an active market for the 10 1/2% Convertible Preferred Stock or the 10 1/2% Subordinated Debentures fails to develop or be sustained, the trading price of such Securities could be adversely affected. The 10 1/2% Convertible Preferred Stock and the 10 1/2% Subordinated Debentures could trade at prices that may be higher or lower than the original price paid by the holder depending on many factors, including prevailing interest rates, the price of the Common Stock, the Company's operating results, any election by the Company to extend dividend or interest payment periods and the market for similar securities.

                                       16[PAGE]

     Subordination of 10 1/2% Subordinated Debentures

          The payment of principal of and premium and interest on the 10 1/2% Subordinated Debentures will be subordinated to all existing and future Senior Debt (as defined in the Indenture relating to the 10
     1/2% Subordinated Debentures) of the Company. As a result of such subordination, in the event of the Company's insolvency, liquidation, reorganization, dissolution or other winding up, or upon the acceleration of any Senior Debt, the holders of the 10 1/2%
     Subordinated Debentures may not be paid. Furthermore, payments on the 10 1/2% Subordinated Debentures will not be permitted if a default exists or would be caused with respect to any Senior Debt. In addition, payment of principal of and premium and interest on the 10 1/2% Subordinated Debentures effectively will be subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries which, at October 26, 1997, aggregated $36.5 million on a pro forma basis after giving effect to the Transactions.

     Dividends; Interest

          The Company currently intends to retain earnings, if any, to support its operating strategy and does not anticipate paying cash dividends on its Common Stock or Class A Common Stock in the foreseeable future. Dividends on the 10 1/2% Convertible Preferred Stock, and interest on the 10 1/2% Subordinated Debentures, are payable in cash on November 12, 2002 or earlier at the Company's option at a rate of 10 1/2% per annum, compounded quarterly. In addition, the New Credit Facility and the 101/2% Convertible Preferred Stock contain restrictions on the ability of the Company to pay cash dividends on its Common Stock and Class A Common Stock.

                                THE TRANSACTIONS

     The Offering

          On November 5, 1997, the Company's registration statement on Form S-1 (the "IPO Registration Statement") was declared effective by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to its initial public offering of Common Stock. On November 12, 1997, the Company completed the initial public offering of its Common Stock, pursuant to which 13,916,667 shares of Common Stock were sold to the public at a price of $18.00 per share (the "Public Offering") in an underwritten offering for which Donaldson Lufkin & Jenrette Securities Corporation ("DLJ"), Furman Selz, Morgan Stanley Dean Witter and Schroder & Co. acted as managing underwriters and 833,333 shares of Common Stock were sold by the Company directly to Mr. Otten at a price of $18.00 per share (the "Concurrent Offering" and together with the Public Offering, the "Offering"). The several underwriters named in the prospectus contained in the IPO Registration Statement are referred to herein as the "Underwriters."

                                        17[PAGE]

     The Acquisition

          On November 12, 1997, the Company purchased the Steamboat and Heavenly ski resorts for approximately $296 million (the "Acquisition"), including purchased cash and cash equivalents of $5.3 million. As part of the Acquisition, the Company also purchased the Sabal Point Golf Course in Orlando, Florida, which the Company sold for $5.8 million, and a residence in Denver, Colorado, which the Company sold in December of 1997 (collectively, the "Divestiture"). The Company did not assume any of the funded debt of the Acquired Resorts.

     The Refinancing

          On November 12, 1997, the Company entered into a senior secured credit facility with a group of lenders (the "New Credit Facility"), pursuant to which the Company may borrow up to $215 million. Borrowings under the New Credit Facility have been or will be used:
     (i) to fund the Acquisition; (ii) to repay all outstanding borrowings under ASC East's credit facility dated June 28, 1996, among Fleet National Bank, certain other banks and ASC East (the "Existing Credit Facility"), in the amount of $59.6 million; (iii) to pay certain fees and expenses relating to the Acquisition; and (iv) for ongoing general corporate purposes and capital expenditures.

     Redemption of Discount Notes

          A portion of the net proceeds of the Offering was used to make a $27.8 million investment in ASC East to fund the redemption (the "Redemption") of all outstanding 13.75% Subordinated Discount Notes due 2007 of ASC East (the "Discount Notes") effected December 28, 1997. The indenture relating to the Discount Notes (the "Discount Note Indenture") provided for a redemption price equal to 113.75% of the Accreted Value (as defined in the Discount Note Indenture) of the Discount Notes on the redemption date. The Company recorded a pretax extraordinary charge in the first quarter of fiscal 1998 of $3.4 million in connection with the redemption premium related to the Discount Notes, and a $1.0 million pretax extraordinary charge related to the write-off of deferred debt issuance costs.

     Exchange Offers

          Prior to January 23, 1998, the Company owned 96.4% of the outstanding shares of common stock of ASC East. On January 23, 1998, the Company and the holders of the 3.6% of the outstanding shares of common stock of ASC East not owned by the Company entered into an agreement whereby the Company issued 615,022 shares of Common Stock in exchange for such shares of common stock of ASC East.

          Pursuant to a registration rights agreement (the "ASC East Registration Rights Agreement") with such former holders of ASC East common stock, the Company agreed to register for resale such 615,022

                                   18[PAGE]

     shares of Common Stock with the Securities and Exchange Commission, pursuant to the shelf registration statement of which this Prospectus forms a part.

          Pursuant to the terms of a Securities Purchase Agreement, dated as of July 2, 1997, as amended (the "Securities Purchase Agreement"), between the Company and the holder of the Canyons Securities, on November 12, 1997, the holder of the Canyons Securities exchanged all of the Canyons Securities (the "Preferred Exchange Offer") for shares of the Company's 10 1/2% Convertible Preferred Stock having an aggregate liquidation preference of approximately $36.6 million. Each share of 10 1/2% Convertible Preferred Stock is convertible at any time, at the holder's option, into a number of shares of Common Stock ("Conversion Shares") equal to the liquidation preference per share of 10 1/2% Convertible Preferred Stock divided by $17.10, subject to customary antidilution adjustments.

          On January 23, 1998, the Company exchanged 140,000 shares of Common Stock (the "Penley Stock") for all of the issued and outstanding shares (the "Blunder Bay Shares") of Blunder Bay Development Corporation, a Maine corporation ("Blunder Bay"), which shares were owned by Wendy Penley. The Company also paid additional consideration of $265,000 in cash for the Blunder Bay Shares. Blunder Bay is a single purpose company the sole asset of which is an undivided one-half interest in certain real estate leased to Sunday River for use in its ski resort operations.

          The Acquisition, the Divestiture, the issuance of the 615,022 shares of Common Stock to the former holders of ASC East common stock, the issuance of the 10 1/2 % Convertible Preferred Stock pursuant to the Preferred Exchange Offer, the issuance of the Penley Stock, the initial borrowings under the New Credit Facility, the Redemption, the Consent Solicitation, the Stock Split and the Offering are collectively referred to herein as the "Transactions."

                                USE OF PROCEEDS

          The shares of Common Stock covered hereby are being registered for the account of the Selling Shareholders. Accordingly, the Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

                              SELLING STOCKHOLDERS

          The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such shares pursuant to the Plan. The Selling Shareholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the Plan.

          Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plan may be added to the

                                        19[PAGE]

     Selling Shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424 under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with,_ the Company.

          The following table sets forth the name and relationship to the Company of each Selling Shareholder who is (or may be deemed to be) an affiliate of the Company and who holds options to acquire Common Stock pursuant to the Plan or who holds restricted shares pursuant to the Plan together with the number of shares of Common Stock that each person may currently acquire pursuant to the exercise of such options.

     Selling Shareholder           Position       Number of Options Granted
     ----------------------------------------------------------------------

     Leslie B. Otten          President and            1,853,197
                              Chief Executive
                              Officer

     Thomas M. Richardson     Senior Vice President      100,300
                              and Chief Financial
                              Officer

     Christopher E. Howard    Senior Vice President      150,000
                              and Chief Administrative
                              Officer

     Burton Mills             Senior Vice President       80,240
                              Mountain Operations

     G. Christopher Brink     Senior Vice President       80,240
                              Marketing

     Warren Cook              Senior Vice President       40,120
                              Operations

     Mike Meyers              Senior Vice President       10,030
                              Hotel Development

     Scott Oldakowski         Senior Vice President       10,030
                              Real Estate Marketing
                              and Sales

     Philip Gravink           Managing Director           10,030
                              Attitash

     Allen Wilson             Managing Director           40,120
                              Killington

     Blaise Carrig            Managing Director           40,120
                              The Canyons

                                20[PAGE]

     Christopher Diamond      Managing Director           10,030
                              Mount Snow

     Richard McGarry          Managing Director           10,030
                              Sugarbush

     Dan Seme                 Managing Director           10,030
                              Sunday River

     Christopher D. Livak     Vice President               4,012
                              Accounting and
                              Finance


                              PLAN OF DISTRIBUTION

          Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Shareholders for their own accounts and they will receive all of the proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Stockholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. The Selling Shareholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but, if and when shares are sold, it is anticipated that the shares will be sold from time to time primarily through transactions on the New York Stock Exchange at the then prevailing market price, although sales may also be made in negotiated transactions or otherwise, at prices which may or may not be related to such market price. If shares of Common Stock are sold through brokers, the Selling Shareholders may pay customary brokerage commissions and charges. The Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under such Act. Shares of Common Stock covered by this Prospectus also may be sold pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

                                        21[PAGE]

                                 LEGAL MATTERS

          Certain legal matters in connection with the shares of Common Stock being offered hereby have been passed upon for the Company by Pierce Atwood, Portland, Maine.

                                    EXPERTS

          The financial statements of the Company included in the Company's Registration Statement on Form S-1 filed with the Commission on February 10, 1998, and incorporated by reference in this Prospectus have been so included in reliance on reports of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting. The combined balance sheets of the Kamori Combined Entities as of May 31, 1996 and 1997 and the combined statements of operations, stockholders' equity and cash flows of the Kamori Combined Entitles for each of the three years in the period ended May 31, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                       CERTAIN FORWARD-LOOKING STATEMENTS

          Certain of the statements contained in this Prospectus are forward-looking. While the Company believes that these statements are accurate, its business is highly seasonal and is dependent upon weather and general economic conditions and various conditions specific to its industry. Future trends and results cannot be predicted with certainty and actual results could differ materially from any forward-looking statements. In particular:

          1. Ski and resort operations are highly seasonal. Over the last five fiscal years, the Company realized an average of approximately 86% of its resort revenues during the period from November through April and a significant portion of resort revenues (and approximately 23% of annual skier visits) was generated during the Christmas and Presidents' Day vacation weeks. Adverse weather or market conditions during these periods could materially adversely effect operating results and financial performance.

          2. The development of ski resorts is capital intensive. The Company's expansion of its resorts is dependent upon availability of necessary capital. There can be no assurance that the Company will have adequate funds, from internal or external sources, to make all planned and required capital expenditures over the long term.

          3. Real estate development and the Company's ability to generate revenues therefrom may be adversely affected by numerous factors, many of which are beyond the control of the Company, including the national

                                        22[PAGE]

     and regional economic climate and the ability of the company to obtain all necessary zoning, land use, buildings, occupancy and other required governmental permits and authorizations and changes in real estate, zoning, land use, environmental or tax laws. In addition, real estate development will be dependent upon, among other things, receipt of adequate financing on suitable terms, obtaining and maintaining the requisite permits and licenses and, in certain circumstances, acquiring additional real estate. There can be no assurance as to whether, when or on what terms such financing, permits, licenses and real estate may be obtained.

                                       23[PAGE]


     PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Certain Documents be Reference



               The following documents which are filed with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

                    (1) The Registrant's Registration Statement
                        on Form S-1 dated November 5, 1997.
                    (2) The Registrant's Registration Statement
                        on Form S-1 dated February 10, 1998.
                    (3) The Registrant's Quarterly Report on Form 10-Q for
                        the quarters ended October 26, 1997, and January 25,
                        1998.

     All Documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.

     Item 4.   Description of Securities

               Not applicable

     Item 5.   Interests of Named Experts and Counsel

               Not applicable

     Item 6.   Indemnification

               The Company is a Maine corporation. Section 719 of the Maine Business Corporation Act (13-A M.R.S.A. S 101, et seq.)authorizes the indemnification by a Maine corporation of any person who is a party or is threatened to be made a party to any action, suit or proceeding by reason of that person's status as a director, officer, employee or agent of the corporation; provided that no such indemnification may be provided for any person if he or she shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the corporation or its shareholders, or (ii) in any criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or on behalf of the corporation, indemnification may only be provided if the court determines that such person is fairly and reasonably entitled to the requested indemnification. Indemnification must be provided to the extent that a director, officer, employee or agent has

                                II-1[PAGE]

     been successful, on the merits or otherwise, in defense of an action of the type described in the second sentence of this paragraph.

               The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Item 7.   Exemption from Registration Claimed

               Not applicable.

     Item 8.   Exhibits

               The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

     Item 9.   Undertakings

               1.   The Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)  To include any prospectus required by Section
                        10(a)(3) of the Securities Act;

                                  II-2[PAGE]

                    (ii)  To reflect in the prospectus any facts or events
                      arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii)  To include any material information with respect
                      to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or

                                II-3[PAGE]

     controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Newry, State of Maine, on the 23th day of March, 1998.


                                   AMERICAN SKIING COMPANY


                                   By: /s/ Leslie B. Otten
                                       --------------------------
                                       Leslie B. Otten
                                       President and Chief
                                       Executive Officer



                                      II-4[PAGE]


                               POWER OF ATTORNEY

          We, the undersigned officers and directors of AMERICAN SKIING COMPANY, hereby severally constitute Leslie B. Otten and Christopher
     E. Howard, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable AMERICAN SKIING COMPANY to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                   Title                          Date
     ---------                   -----                          -------

     /s/Leslie B. Otten       Chairman of the Board of        March 23, 1998
        -------------------   Directors, President
        Leslie B. Otten       Chief Executive Officer
                              and Director
                              (Principal Executive Officer)

     /s/Thomas M. Richardson  Chief Financial Officer,        March 23, 1998
        --------------------  Senior Vice President,
        Thomas M. Richardson  Treasurer and Director
                              (Principal Financial and
                              Accounting Officer)

     /s/Christopher E. Howard Senior Vice President,         March 23, 1998
        --------------------- Chief Administrative
        Christopher E. Howard Officer, General Counsel,
                              Clerk and Director

     /s/                      Director                      March 23, 1998
        ---------------------
        Joel B. Alvord

     /s/                      Director                      March 23, 1998
        ---------------------
        Gordon M. Gillies

     /s/Christopher J. Nassetta  Director                    March 23, 1998
        ---------------------
        Christopher J. Nassetta

                                      II-5[PAGE]

                                 Exhibit Index



     Exhibit
     Number                   Description
     --------                 ------------

     4.1(1)    Articles of Incorporation of the Registrant

     4.2(1)    Bylaws of the Registrant

     4.3       American Skiing Company Stock Option Plan

     5.1       Opinion of Pierce Atwood

     12.1 Computation of Ratios of earnings to combined fixed charges and stock dividends

     23.1      Consent of Pierce Atwood (included in Exhibit 5.1)

     23.2      Consent of Price Waterhouse LLP.

     23.3      Consent of Arthur Andersen LLP.

     24.1      Power of Attorney (see page II-5 of this Registration
               Statement)

     (1) Incorporated herein by reference from the Registrant's
     Registration Statement on Form S-1 (File No. 333-33483).



                                      II-6[PAGE]